UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2015

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APEX 1, INC.

(Exact name of registrant as specified in its charter)

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Delaware	0-54112	16-1783194
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3F, No. 26, Hengshan Road, Nangang District, Harbin, Heilongjiang Province, P.R. China 150001

(Address of Principal Executive Office) (Zip Code)

86-1394-000887

(Registrant’s telephone number, including area code)

1732 Cottonwood Lane, Newcastle, Oklahoma 73065

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.01 Change in Control of Registrant

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On September 21, 2015 Cheng Zhao purchased 10,000,000 shares of the Registrant's common stock, representing all of the outstanding shares. Mr. Cheng purchased the shares from Oz Saferooms Technologies, Inc. for a cash payment of $20,000. The funds used for the purchase were from Mr. Cheng's personal resources.

Pursuant to the terms of the stock purchase agreement, the selling shareholder secured from Andrew J. Zagorski his resignation from his positions as the sole member of the Registrant's board of directors and as the Registrant's Chief Executive Officer, Chief Financial Officer and holder of other offices. Prior to his resignation, Andrew J. Zagorski elected Cheng Zhao to succeed him as sole member of the Board of Directors. Mr. Cheng has appointed himself to serve as the Registrant's new Chief Executive Officer and Chief Financial Officer.

Information regarding Cheng Zhao, the newly appointed Chief Executive Officer and Chief Financial Officer, follows.

Cheng Zhao has been employed for more than the past ten years in managerial positions in the People's Republic of China. Since 2011 he has served as President and Chief Executive Officer of Harbin Dongxing Energy Saving Technical Service Co., Ltd., which is engaged in the business of providing energy-saving solutions to businesses. From 2008 to 2011, Mr. Cheng was employed as General Manager of Harbin Dongke Optronics Science and Technology Co., Ltd., which manufactured and marketed electronic lighting products. From 2004 to 2008, Mr. Cheng was employed as General Manager of Harbin Litian Scientific and Technological Development Co., Ltd., which developed high-tech products for the agriculture industry. In 2004 Mr. Cheng was awarded a Master's Degree in Business Administration by the City University of Seattle (State of Washington). In 1998, he earned a Bachelor's Degree with a concentration in International Business at the Heilongjiang University of Commerce (Heilongjiang Province). Cheng Zhao is 40 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Apex 1, Inc.

Date: September 22, 2015	By:	/s/ Cheng Zhao Cheng Zhao, Chief Executive Officer

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